Exhibit 10.4

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ALLIANCE AGREEMENT
ADVANCED TECHNOLOGY MATERIALS, INC. AND INTERMOLECULAR, INC.

This ALLIANCE AGREEMENT (the “Agreement”), effective as of November 17, 2006 (the “Effective Date”), is made by and between Advanced Technology Materials, Inc., with a principal place of business at 7 Commerce Drive, Danbury, CT 06810 (“ATMI”), and Intermolecular, Inc., with a principal place of business at 2865 Zanker Road, San Jose, California 95134 (“IM”).  ATMI and IM are sometimes referred to herein individually as a “party” and collectively as the “parties.”

BACKGROUND

A.                                   ATMI is developing and commercializing semiconductor materials products and technologies, and possesses certain novel, proprietary materials, processes and technologies, in the Field (as defined below);

B.                                     IM possesses certain novel, proprietary materials, methods, processes, and technologies for the combinatorial preparation and screening of novel materials, novel process integration, and novel device integration;

C.                                     IM and ATMI desire to enter into a definitive agreement to collaborate on the application and commercialization of certain products, methods, technologies and expertise of both parties in the Field, including all products, methods and technologies for specific applications in the Field developed pursuant to this Agreement, on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1          “Active Component” means a component whose functional characteristics are determined by the modulation of one or more [*], or [*] inputs. Examples of Active Components include: [*], including [*] components, including [*] and [*] components, including [*] devices; and [*] components, including [*] devices.

1.2          “Agreement Compound” means any Lead Compound or Derivative Compound.

1.3          “Affiliate” means any entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement.  For purposes of this Agreement, only the direct or indirect ownership of fifty percent (50%) or more of the voting securities of an entity shall be deemed to constitute control.

1.4          “Alliance Patents” means: (i) all patent applications prepared or filed by ATMI or IM in the course of and in connection with the Alliance Plan, (ii) all divisions, substitutions, continuations, continuations-in-part, reissues, re-examinations, and extensions of (i) above, (iii) all foreign counterparts of any of the preceding, and (iv) all patents issuing on any of the preceding.

1.5          “Alliance Know-How” means any unpatented information, trade secrets, data, or materials developed in connection with the Alliance Plan; provided, however, that Alliance Know-How shall not include Alliance Patents.

1.6          “Alliance Technology” means any and all technology, materials, compounds, sequences of compounds, processes, documentation and all related Intellectual Property Rights, including Alliance Patents and Alliance Know-How, developed pursuant to the Alliance Plan, including the Products, Agreement Compounds, Materials Manufacturing Technology, and any HPC Technology and HPC-Derived Technology that is developed during the course of a CDP.

1.7          “ATMI Independent Technology” means technology, patents and patent applications (other than Alliance Patents), know-how, trade secrets, and technical information (other than Alliance Technology) that is (i) owned, licensed or otherwise controlled by ATMI on or prior to the Effective Date; or (ii) created, conceived or reduced to practice by ATMI employees, contractors or agents without reliance, use or benefit of (a) the HPC Technology, (b) the HPC-Derived Technology licensed or developed hereunder, (c) IM Independent IP, or (d) any technology, know-how or technical information provided by or obtained from an IM employee, contractor or agent, directly and or indirectly.  The ATMI Independent Technology expected to be used in connection with any CDP may be listed in such CDP.

1.8          “CDP” or “Collaborative Development Program” means a specific development project agreed upon in writing by ATMI and IM that describes a defined set of activities conducted collaboratively by the parties for defined development and commercialization purposes in a defined CDP Field, pursuant to the terms of this Alliance Agreement.  Each CDP defines a unique set of technical and business objectives, development and commercialization plans, and economic, Intellectual Property Rights ownership and licensing terms between the parties, and when executed will be deemed incorporated into Exhibit A of this Agreement.  The written plan for a CDP may also be referred to as a CDP or “CDP Plan” under this Agreement.

1.9          “CDP Field” means a unique field defined in a CDP included in Exhibit A of this Agreement.

1.10        “Confidential Information” means any information disclosed by one party to the other in connection with this Agreement, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is (i) marked or identified at the time of disclosure as “Confidential” or “Proprietary” or in some other manner so as to clearly indicate its confidential nature, or (ii) if disclosed orally should reasonably be considered confidential by the receiving party given the nature of the information or the circumstances of its disclosure.

1.11        “Critical Parameter Set” or “CPS” means a specified technology development deliverable for a CDP, consisting of a defined combination of unique elements, which, when so

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

applied, (a) define or identify a Product or are useful for the synthesis and manufacture of a Product or (b) describe the use of a Product for a specifically identified purpose in a specific CDP Field, and which may include by way of example any of the following: compounds, sequences of compounds, materials, unique processes,  unique processing parameters, conditions and sequences,  unique process integration conditions and sequences, or unique device integration conditions and sequences.  The CPS for each CDP will be specifically enumerated in the Development Plan for each CDP.

1.12        “Derivative Compound” means any compound or mixture for application in the CDP Field that is made or derived from a Lead Compound and that is within the parameters or specifications defined in a specific Technology Firewall Set by the parties pursuant to their respective development efforts under a CDP, or as permitted to be made or derived by ATMI or under authority of ATMI or its Affiliates or Sublicensees in accordance with the licenses granted to ATMI under that CDP.  As used in this Agreement, a compound or mixture shall be deemed to have been “derived from” a Lead Compound if it results from a CDP based on a Lead Compound or from the use of HPC Technology, Alliance Technology, or IM Independent IP, or is otherwise related to a Lead Compound.  For the purpose of this definition, “otherwise related” shall mean any further modifications to a Lead Compound or Derivative Compound outside of this Agreement, but not modifications to ATMI Independent Technology created independently of any use of HPC Technology, Alliance Technology or IM Independent IP, including any compound based on structure and/or performance data relating to one or more Lead Compounds. Derivative Compounds shall also include a compound that is synthesized, based on, or derived from another Derivative Compound pursuant to a CDP as described above.  “Derivative Compound” shall not include any compound or mixture developed independently by ATMI or its Affiliates or sublicensees without reliance on Alliance Technology or IM Independent IP, and that does not infringe or misappropriate the Alliance Technology or IM Independent IP.

1.13        “Field” means the “Field” defined in that certain Alliance Agreement, effective as of December 19, 2005, between IM and Symyx Technologies, Inc., as such definition in such agreement may be expanded from time to time.  The CDP Field for each CDP will be defined in the applicable CDP document.

1.14        “FTE” means a full-time employee or contractor dedicated to the conduct of an Alliance CDP or, in the case of less than full-time dedication, a full-time equivalent person-year, based on approximately [*] hours per year of work on or related to a CDP.

1.15        “HPC Technology” means all techniques, methodologies, processes, test vehicles, synthetic procedures, technology, systems, or combination thereof (collectively, “Techniques”) (a) subject to or covered by any Intellectual Property Right owned by IM or licensed to IM, (b) used by IM in performance of a CDP or provided by IM to ATMI pursuant to a CDP, and (c) used for the simultaneous parallel or rapid serial: (i) design, (ii) synthesis, (iii) processing, (iv) process sequencing, (v) process integration, (vi) device integration, (vii) analysis, or (viii) characterization of more than two (2) compounds, compositions, mixtures, processes, or synthesis conditions, or the structures derived from such. HPC Technology does not include any of the foregoing Techniques to the extent they were (A) used by ATMI prior to the Effective Date, (B) created, conceived or reduced to practice by ATMI independent of this Agreement without reliance on or use or benefit of Alliance Technology, IM Independent IP, or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

any technology, know-how or information provided by or obtained from an IM employee, contractor or agent, directly and or indirectly.  It is understood that test vehicles include physical and or electrical characterization devices such as test structures or chips, used in the design, process development, manufacturing process qualification, and manufacturing process control of Integrated Circuit devices. It is also understood that HPC Technology does not include the use of commercially available equipment in commercial manufacturing for nominally uniform processing of one or more identical Integrated Circuits on a single substrate, or the use of such equipment in research and development for nominally uniform processing of one or more Integrated Circuits on a single substrate.

1.16        “HPC-Derived Technology” means any data, know-how, materials, compounds, sequences of compounds, methods, processes, or other technology derived through the use of HPC Technology, including but not limited to unit processes, process integration, processing equipment, Critical Parameter Sets, Technology Firewall Sets, device architecture and device integration in the Field.

1.17        “IM HPC Systems” means any IM tool, hardware, or associated technology, including software provided for use therewith, that enables a user to practice HPC Technology.

1.18        “IM Independent IP” means all Intellectual Property Rights that are (i) owned, licensed or otherwise solely controlled by IM as of the Effective Date; or (ii) created, conceived or reduced to practice by IM employees, contractors or agents without reliance, use or benefit of (a) ATMI Independent Technology or (b) technology, know-how or technical information provided by or obtained from an ATMI employee, contractor or agent, directly and or indirectly; and including the HPC Technology.  The IM Independent IP expected to be used in connection with any CDP may be listed in such CDP.

1.19        “Integrated Circuit” means any miniaturized structure integrated within a single body containing a number of circuit components, including at least one Active Component and at least one Passive Component, which circuit components are arranged and constructed through a sequence of compatible processes and material interfaces (including such for the substrate and for the packaging of the structure) so as to allow (i) upon the application of power, the performance within the miniaturized structure of a function similar to the function performed by an equivalent number of separate circuit components; and (ii) component density within the miniaturized structure that is at least one order of magnitude larger than the assembly of an equivalent number of separate circuit components. The term “Integrated Circuit” includes any devices described in the paragraph immediately above that are based on technologies in commercial practice as of the Effective Date that contain more than [*] Active Components, and any such devices based on technologies not in commercial practice as of the Effective Date (“Novel Technologies”) that contain more than one (1) Active Component, provided it is intended that such device, after commercial adoption, will contain more than [*] Active Components. The term Integrated Circuit does not include primary batteries, secondary batteries, fuel cells, solar cells, chemical or physical property sensors, or MEMs devices where the output of such MEMs devices is mechanical. Examples of Integrated Circuits include: (i) microprocessor chips and  memory chips, including volatile and nonvolatile memory chips (examples of digital Integrated Circuits); (ii) RF chips (an example of an Integrated Circuit with digital and analog components); (iii) thin film transistors and flat panel displays (examples of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Integrated Circuits with digital, analog and photonic components); and (iv) data storage devices (an example of an Integrated Circuit with digital, analog and magnetic components).  Examples of Integrated Circuits based on Novel Technologies include molecular electronics products or plastic electronics products, and products derived from a combination of molecular electronics and other Active Components or Passive Components.

1.20        “Intellectual Property Rights” means rights in and to any and all (i) U.S. and foreign patents and patent applications claiming any inventions or discoveries made, developed, conceived, or reduced to practice, including all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations and extensions thereof, (ii) copyrights, (iii) unpatented information, trade secrets, data, or materials, (iv) trademarks, service marks, trade names, trade dress, domain names and similar rights, (v) mask work rights, and (vi) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction.

1.21        “Lead Compound” means a compound or material identified, synthesized or discovered pursuant to a CDP that meets agreed upon performance criteria set forth in a Critical Parameter Set for that CDP.

1.22        “Material” means a specific compound or composition of materials.

1.23        “Materials Manufacturing Technology” means any data, know-how, techniques, methods, processes, or other technologies for the synthesis, production, packaging, shipping or distribution of commercial quantities of one or more Products, excluding HPC Technology, and that may be specifically listed as “Materials Manufacturing Technology” in the applicable CDP.

1.24        “Passive Component” means a component whose functional characteristics are not determined by the modulation of one or more [*], or [*] inputs, but which are instead determined uniquely by the element’s properties (e.g. materials, size, configuration). Examples of Passive Components include [*] and [*].

1.25        “Product” means a Material that is based on a CPS or incorporates an Agreement Compound or utilizes an Agreement Compound in its manufacture and/or otherwise incorporates Alliance Technology in its method of use or its method of manufacture and is authorized to be manufactured and sold pursuant to a CDP or is otherwise identified in a CDP.

1.26        “Technology Firewall Set” or “TFS” shall mean a defined set of Agreement Compounds and process integration sequences identified within a CDP that are minor variations on a specific CPS that accomplish the same application in the CDP Field as that specific CPS in substantially the same manner. The set of specific CPS(s) and associated TFS(s) are to be mutually agreed and documented at completion of the initial development phase of the CDP, together with supporting data setting forth the feasibility of each TFS instance for use in high volume Integrated Circuit manufacturing of the application in the CDP Field, all as further described in the Development Plan for each CDP.

1.27        “Third Party” shall mean any person or entity other than ATMI and its Affiliates, IM and its Affiliates, and their permitted assigns.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.28        “Workflow” means any combination of IM HPC Systems and other systems for use in a specific application, e.g. for use in a CDP.

ARTICLE 2
ALLIANCE ACTIVITIES

2.1          Alliance Term.  The parties will engage in development and commercialization activities pursuant to this Agreement, commencing on the Effective Date and, unless earlier terminated as set forth in Article 11, continuing for a period of [*] years thereafter (the “Initial Term”).  The parties will agree to extensions and/or expansions of this Agreement, if any, no later than [*] prior to the end of the Initial Term.  The Initial Term and any extensions thereof are defined as the “Alliance Term.”

2.2          Alliance Scope.  The scope of development and commercialization activities to be undertaken together by the parties will be defined solely by the scope of the individual CDPs agreed upon in writing by the parties and incorporated into the Agreement.

2.2.1       Scope Description.  For each such CDP, the parties will mutually agree in advance regarding any particular applications within the Field that the parties will address collaboratively in connection with that CDP (the “CDP Field”), the elements of the CPS for that CDP (including the target Lead Compounds and potential Derivative Compounds), the TFS for the CDP Field, each party’s respective technology contributions to the CDP and ownership of Intellectual Property Rights in such contributions, the license terms applicable to each party’s respective Intellectual Property Rights necessary to engage in the activities specified in the CDP, any other research and development requirements for the CDP, any cost sharing for research and development activities undertaken as part of the CDP, the schedule and term for the CDP, and the commercialization plans (including whether commercialization will be exclusive or non-exclusive, in what respects and on what terms) and revenue sharing or royalties for any results of each CDP.

2.2.2       Initial Scope.  At the start of this Agreement the parties intend to collaborate on and incorporate into this Agreement one CDP:  [*].  Additional CDPs may be incorporated later on the basis of decisions made by the Operating Committee.

2.2.3       Term.  Each CDP shall have a minimum term of [*].

2.3          Alliance Activities.  During the Alliance Term, the parties shall conduct CDPs solely in accordance with the terms of each CDP Plan.  The collection of all CDP Plans shall constitute the “Alliance Plan”, as initially documented in Exhibit A. New mutually-agreed CDP Plans, or CDP Plans revised pursuant to a Change Order, shall be incorporated into a revised Alliance Plan.  Such revised Alliance Plan shall be incorporated into this Agreement and shall supersede or supplement the previous Alliance Plan.

2.4          Alliance HPC Systems.  For the purpose of executing certain phases of certain CDPs in the Alliance Plan, the parties may agree from time to time that certain mutually-agreed IM HPC Systems may be transferred to ATMI facilities under the terms of a mutually-agreed subscription agreement.  Under such agreement, for certain IM HPC Systems, ATMI would pay IM a monthly subscription fee to be determined based on a mutually agreed definition of the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

transferred Workflow.  Operating labor and consumables for the transferred Workflow will be provided by ATMI.  Ongoing program management labor, and training for ATMI, on the transferred Workflow will be provided by IM.  If ATMI terminates the Agreement, or any applicable CDP, then ATMI will pay any shipping costs to return to IM any IM HPC Systems or components previously provided to ATMI.  All shipping of IM HPC Systems will be done in accordance with IM policies.

2.5          Preferred Suppliers.  During the term of this Agreement, ATMI will be the preferred supplier of Materials solutions related to the CDP Fields, and IM will be the preferred supplier of all HPC Technology solutions related to the CDP Fields, in each instance unless a customer of either party specifically requests a different partner.  If a customer requests a different partner, the Operating Committee will determine an appropriate course of action, pursuant to Section 3.1, provided, however, that neither party shall be required to forego a business opportunity because the other party has not been included in the project, so long as the party not included participates in any revenue share or royalty arrangements agreed upon by the parties and set forth in the Alliance Plan.

2.6          Resources.  ATMI and IM will each provide the number of FTEs set forth in the Alliance Plan to conduct their respective obligations, such FTEs to be allocated over the course of the Alliance Term as set forth for each CDP in the Alliance Plan.  The parties may, from time to time and by mutual written agreement, allocate certain resources to more than one CDP concurrently, for a defined period of time. Notwithstanding any other provision of this Agreement, neither party will be required to perform development activities other than in accordance with the Alliance Plan, or utilize a total number of FTEs in excess of the number of FTEs described in the Alliance Plan or this Agreement, without its prior written consent.

2.7          Change Order Process.  If, during the course of the Alliance Plan, either party wishes to change the Alliance Plan, it shall give the other party written notice of such request.  The other party will respond to such request within a reasonable period of time and the parties will negotiate in good faith for a written change to the Alliance Plan incorporating the changes required by such request and which are approved and accepted in writing by each party (“Change Order”).  In no event will IM or ATMI be bound by any proposed change unless and until it has agreed in writing to a Change Order for such change, and the then-current Alliance Plan will remain in full force and effect, without modification, until such Change Order has been mutually agreed in writing. Once a Change Order has been mutually agreed to in writing, such Change Order will become part of the Alliance Plan.

2.8          Development Records.  ATMI and IM will maintain records of activities for all CDPs (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of all CDPs (including information sufficient to establish dates of conception and reduction to practice of inventions). The parties will maintain copies of such records for five (5) years after the term of this Agreement.

2.9          Employees.  IM agrees to inform ATMI of any proposal to involve any [*] employees or any non-IM employees in the performance of any activities under any CDP or in development of any Alliance Technology.  Unless otherwise expressly agreed to in writing by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ATMI, IM agrees that no [*] employees or any non-IM employees are to be involved in the performance of any activities under any CDP or in development of any Alliance Technology.  ATMI agrees to inform IM of any proposal to involve any non-ATMI employees in the performance of any activities under any CDP or in development of any Alliance Technology.  Unless otherwise expressly agreed to in writing by IM, ATMI agrees that no such non-ATMI employees are to be involved in the performance of any activities under any CDP or in development of any Alliance Technology.

ARTICLE 3
MANAGEMENT

3.1          Alliance Operating Committee

3.1.1       Establishment of Operating Committee.  ATMI and IM will establish a committee (the “Operating Committee”) to oversee the conduct of the Alliance Plan, monitor progress, resolve any disputes or disagreements between the Project Managers (as defined below) on any particular CDP, and ensure free and open communications between the parties.

3.1.2       Membership of Operating Committee.  The Operating Committee will initially be comprised of [*] representatives from each party, or such other equal number of representatives as the parties may from time to time agree in writing, with each party’s representatives selected by that party.  Either party may replace any of the Operating Committee members it has appointed at any time, upon written notice to the other party.

3.1.3       Meetings. During the Alliance Term, the Operating Committee will meet at least on a quarterly basis or as otherwise agreed by the parties, at locations agreed by the parties.  Upon consent of the parties, other representatives of ATMI or IM may attend Operating Committee meetings as nonvoting observers.  Operating Committee members may participate in any meeting in person, by telephone, teleconference or any other means of two-way communication mutually acceptable to the parties.  IM will prepare minutes of each Operating Committee meeting, which minutes will be reviewed, approved and signed by Operating Committee representatives of each party.

3.1.4       Decision Making.  At least one representative of each party must be present to establish a quorum for each Operating Committee meeting.  All decisions of the Operating Committee must be made by a majority vote of the representatives of each party present, with each party’s representatives voting as a separate class.  In the event the Operating Committee is unable to resolve an issue, it may be referred by either party to the chief executive officers of ATMI and IM, who shall discuss the matter within thirty (30) days of the referral.  Matters that are not resolved by the chief executive officers of ATMI and IM within sixty (60) days of the referral may be submitted to binding arbitration by either party as set forth in Section 11.16.

3.2          CDP Project Management

3.2.1       Establishment of Project Managers.  Each party will appoint a principal point of contact to be its project manager (“Project Manager”) for each CDP.  The Project Managers will coordinate activities between the parties and act as a liaison with the other party

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

with respect to such CDP.  Either party may change its Project Manager from time to time upon written notice to the other party.  Each Project Manager will also oversee and supervise its party’s fulfillment of its obligations under the CDP, discuss the progress of the CDP, and identify barriers to success, key issues and issues-resolution options with the other party’s Project Manager.

3.2.2       Project Manager Meetings. During the Alliance Term, the Project Managers will meet regularly, as needed, but no less than [*] times per [*] at locations and times mutually agreed upon by the parties.  Project Managers may participate in any such meeting in person, by telephone, or by teleconference.  IM will prepare minutes of each Project Management meeting, which minutes will be reviewed, approved and signed by the Project Manager of each party. In the event the Project Managers are unable to resolve an issue, such issue may be referred by either party to the Operating Committee.

ARTICLE 4
OWNERSHIP; LICENSES

4.1          Ownership.  As between the parties, ATMI shall own all right, title and interest in and to the ATMI Independent Technology.  As between the parties, IM shall own all right, title and interest in and to any IM Independent IP and, except as otherwise set forth in the applicable CDP, shall also own all right, title and interest in and to Alliance Technology and the HPC Technology.  ATMI agrees to assign to IM in the future all of its right, title and interest in and to any Alliance Technology except as otherwise set forth in the applicable CDP.  All rights not expressly granted pursuant to this Agreement and the applicable CDP Plan are reserved.

4.2          License to ATMI.  Specific license and sublicense grants regarding use of IM Independent IP and Alliance Technology will be set forth in the applicable CDP Plan.  Nothing herein grants ATMI a license to use Alliance Technology or IM Independent IP for any purpose except pursuant to a specific CDP Plan agreed upon in writing by the parties.

4.3          License to IM.  Specific license and sublicense grants regarding use of ATMI Independent Technology will be set forth in the applicable CDP Plan. Nothing herein grants IM a license to use Products or ATMI Independent Technology for any purpose except pursuant to a specific CDP Plan agreed upon in writing by the parties.

4.4          Additional or Independent Development Activities.

4.4.1       IM Third Party Activities.  ATMI acknowledges and agrees that nothing in this Agreement restricts IM from engaging in development or commercialization projects with Third Parties outside a CDP Field, except as may be set forth in each CDP Plan.  IM has no right to use any ATMI Independent Technology for any project with any Third Party absent separate written agreement with ATMI, except as may be set forth in each CDP Plan.

4.4.2       New Applications Resulting from CDP Activities.  Unless a different procedure is specified in a CDP, should one or both parties determine that a Product developed pursuant to a CDP may have application to another commercialization opportunity in the Field, the parties agree to promptly notify each other and work together either to execute a mutually agreed Change Order to that existing CDP or to execute a new mutually agreed CDP to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

commercialize the new application.  The parties agree to negotiate in good faith and that ATMI shall have the right of first offer for [*] to conduct the commercialization of that Product for the new application.

4.5          Limited Use.  Except as the parties may otherwise expressly agree in writing, neither party shall use or sell, or authorize the use or sale of, any Agreement Compound or Product in the applicable CDP Field except in relation to the development, manufacture, use, or sale of Agreement Compounds or Products or the licensing of Intellectual Property Rights in accordance with the licenses granted pursuant to Sections 4.2 and 4.3 and the applicable CDP.

ARTICLE 5
REVENUE SHARE OR ROYALTIES AND OTHER COMPENSATION

5.1          Payments. ATMI will pay certain IM development fees and other fees as will be set forth in each CDP.  Such payments shall be made on the [*] day of each month (or the next business day after the [*] if the [*] falls on a weekend or holiday) and shall be nonrefundable and non-creditable.

5.2          Revenue Share or Royalties.  Each party will pay the other party any revenue share payments or royalties due, as set forth in each CDP, on a calendar [*] basis for any agreed upon commercialization licenses.  The revenue share calculations or royalties will be set forth in the applicable CDP.

5.3          Third Party Royalties.  Each party shall be responsible for all of its own costs of commercializing Products or licensing Intellectual Property Rights, including any payments to third parties for work done by such third parties or for licenses necessary for the manufacture, sale, or use of Products by a party or its Affiliates or Sublicensees.

5.4          Payment Method.  All payments due under this Agreement shall be made by bank wire transfer or ACH transaction in immediately available funds to a bank account designated by each party.  All payments hereunder shall be from a U.S. entity and made in U.S. dollars.  Any payments that are not paid within [*] days of the date such payments are due under this Agreement shall bear interest at the lesser of (i) [*] per month or (ii) the maximum rate permitted by law.  Nothing in this Section 5.4 shall prejudice any other rights or remedies available to either party hereunder or at law or equity.

5.5          Reports and Payments.  After the first commercial sale of a Product or licensing of Alliance Technology on which royalties are payable by either party to the other, each party shall make [*] written reports to the other party within [*] after the end of each calendar [*], stating in each such report, separately for itself and each Affiliate and each Sublicensee, the number, description, and total sales of each Product sold, and a calculation of the revenue share or royalties due as a result of license grants to customers pursuant to this Agreement and the applicable CDP, the manner of calculation of each to be specified in the applicable CDP, during the calendar [*] upon which an amount is payable under Section 5.2.  Concurrently with the making of such reports, each party shall pay the other party all amounts due as set forth in the report.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.6                               Currency Conversions.  If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar [*] to which such payment pertains.

5.7                               Records; Inspection.  Each party and its Affiliates shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement.  Such books and records shall be kept at the principal place of business of such party, as the case may be, for at least [*] years following the end of the calendar [*] to which they pertain. Such records will be open for inspection during such [*] year period by an independent auditor reasonably acceptable to the audited party, solely for the purpose of verifying royalty statements hereunder.  Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice.  Inspections conducted under this Section 5.7 shall be at the expense of the auditing party, unless a variation or error producing an increase of at least [*] Dollars ($[*]) and exceeding [*] percent ([*]%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by the audited party together with interest thereon for late payments as set forth above.  Each party agrees to hold in confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for each party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.

5.8                               Tax Matters.  Unless otherwise required under applicable law binding upon a payor party, all royalty amounts and other payments required to be paid by each party pursuant to this Agreement shall be paid without deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States.

ARTICLE 6
INTELLECTUAL PROPERTY PROCUREMENT AND ENFORCEMENT

6.1                               Procurement.  It is recognized and agreed that both Parties have an interest in ensuring that the Alliance Technology is properly and adequately protected through the procurement of Intellectual Property Rights.  To facilitate this goal and to give each Party the opportunity to have input into the process of obtaining Intellectual Property Rights, Intermolecular agrees to use commercially reasonable efforts to consult with ATMI on matters relating to Intellectual Property Rights procurement strategy for the Alliance Technology owned by IM, including but not limited to (a) providing ATMI with the opportunity to participate in the preparation and prosecution of patent applications and (b) selecting jurisdictions in which to pursue Intellectual Property Rights protection, which will ultimately be determined by IM in its sole discretion.

6.1.1                     For any patent application prepared and filed on behalf of IM relating to Agreement Compounds, the manufacture of Agreement Compounds, or the use of Agreement Compounds in Products in a CDP Field in accordance with a CDP, in the event that IM decides

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

not to extend the patent application into a different jurisdiction where ATMI believes in its reasonable, good faith judgment a foreign counterpart should be filed, ATMI shall have the opportunity, at its own expense, to take appropriate actions to extend the patent application into such additional jurisdiction (including filing and prosecuting patent applications in the jurisdiction and maintaining any resulting patents).  All patent applications and patents, resulting from ATMI’s election pursuant to this section in that jurisdiction shall be solely owned by ATMI as ATMI Independent Technology, subject to a non-exclusive, royalty-free, perpetual and irrevocable grant-back license to IM under the resulting patent(s) to make, have made, use, offer to sell, sell and import products; provided, however, that any such grant back license shall be subject to any applicable exclusivity, revenue share and royalty provisions agreed upon by the parties for that CDP Field (i.e., if ATMI has an exclusive commercialization license in the CDP Field pursuant to the applicable CDP, then IM shall have no commercialization rights under the ATMI patent(s) obtained pursuant to this subsection in the CDP Field during the exclusivity period).  IM agrees to promptly provide notice to ATMI of any decision not to extend a patent application into a particular jurisdiction and in any event not less than [*] before any deadline by which such applications must be filed to avoid loss of Intellectual Property Rights, provided, however, that a failure to do so shall not be deemed a material breach of this Agreement.

6.1.2                     In the event that IM decides not to pursue patent protection or trade secret protection relating to Products or features of Products, and notifies ATMI via the Operating Committee that it will not seek patent protection or trade secret protection for a particular Product, ATMI shall have the opportunity, at its own expense, to pursue and maintain patent protection, including the right to file and prosecute patent applications covering such Products or features of Products, and to maintain any patents resulting therefrom.  All patent applications, patents, and Intellectual Property Rights resulting from ATMI’s election under this provision shall be solely owned by ATMI as ATMI Independent Technology, subject to a non-exclusive, royalty-free, perpetual and irrevocable grant-back license to IM, without right of sublicense, to IM under the resulting patent(s) to make, have made, use, offer to sell, sell and import Products; provided, however, that any such grant back license shall be subject to any exclusivity, revenue share and royalty provisions agreed upon by the parties for that CDP Field.  IM agrees to promptly provide notice to ATMI of any decision not to pursue trade secret protection or patent protection relating to Products or features of Products or as required under Section 7.4.  ATMI agrees that, before proceeding with filing or prosecuting patents for any such inventions, at the next possible Operating Committee meeting the parties shall discuss and use all reasonable efforts to agree on a course of action for protection of the inventions.

6.2                               Enforcement.

6.2.1                     Notice.  Each party shall promptly notify the other of its knowledge of any actual or potential commercially material infringement of the Alliance Technology by a third party.

6.2.2                     Products in the CDP Field.  Where ATMI has been granted and maintains an exclusive license, or where ATMI owns the Alliance Technology, ATMI shall have the initial right, but not the obligation, to take reasonable legal action to enforce rights contained that license against commercially material infringements that involve the manufacture, use, sale, offer for sale or import of Products in the CDP Field for such CDP.  If ATMI does not take reasonable

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

action to halt such infringement within one year following its discovery of infringement or receipt of notice of such infringement from IM, IM shall, in its sole discretion, have the right, but not the obligation to take action to stop such infringement at its sole expense.

6.2.3                     Outside of the Field. IM shall have the right, but not the obligation, to take reasonable legal action to enforce rights contained in any portion of the Field where ATMI does not have exclusivity.

6.2.4                     HPC Technology and HPC-Derived Technology. IM shall have the right, but not the obligation, to take reasonable legal action to enforce rights contained in the HPC Technology and HPC-Derived Technology, excluding Products to the extent covered by Section 6.2.2 above.

6.2.5                     Cooperation; Costs and Recoveries.  Each party agrees to render such reasonable assistance in connection with enforcement activities described in this Section 6.2 as the enforcing party may request.  Costs of maintaining any such action shall be paid by and belong to the party bringing the action. Any damages recovered from any such action (after the deduction of the costs of the action) shall be allocated as agreed upon in advance in writing by the parties.

6.2.6                     Third Party Claims of Infringement.  If the manufacture, use or sale of any Product, or the licensing of Intellectual Property Rights, pursuant to this Agreement, because of the practice of the Alliance Technology results in any claim, suit or proceeding alleging patent infringement against IM or ATMI (or their Affiliates or Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claims in reasonable detail.  The defendant shall have the exclusive right and obligation to defend and control the defense of any such claim, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Alliance Technology is invalid or unenforceable, without the prior written consent of the other party. The defendant shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

ARTICLE 7
CONFIDENTIALITY

7.1                               Confidentiality.  Except as otherwise expressly provided in the Mutual Non-Disclosure Agreement signed by the parties on December 6, 2005 for Confidential Information exchanged between the parties prior to the Effective Date, or as otherwise expressly provided herein, the parties agree that the receiving party shall not, except as expressly provided in this Article 7, disclose to any third party, or use for any purpose, any Confidential Information furnished to it by the disclosing party pursuant to this Agreement, except in each case to the extent that it can be established by the receiving party by competent proof that such information:

(a)                                  was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this agreement;

(d)                                 was independently developed by the receiving party without use of, or reference to, the other party’s confidential information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)                                  was disclosed to the receiving party, other than under an obligation of confidentiality to the disclosing party, by a Third Party authorized and entitled to disclose such information to others.

Confidential Information shall not be considered within the above exceptions merely because the Confidential Information is embraced by more general information within the exceptions.  Any combination of features of Confidential Information shall not be considered within the above exceptions merely because individual features, as opposed to the combination itself and its principles of operation, are within the exception.

7.2                               Permitted Use and Disclosures.  Notwithstanding the restrictions of Section 7.1, each party hereto may (a) use Confidential Information disclosed to it by the other to the extent necessary for that party to perform its obligations set forth in the Alliance Plan and (b) use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in (i) exercising the rights and licenses granted hereunder, (ii) prosecuting or defending litigation pursuant to Section 6.2, (iii) complying with applicable laws, governmental regulations or court orders or submitting information to tax or other governmental authorities (including the Securities and Exchange Commission), (iv) preparing, filing and prosecuting patent applications pursuant to this Agreement, or (v) making a permitted sublicense or otherwise exercising license rights expressly granted pursuant to this Agreement; in each case, provided that if a party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate with respect to patent applications.  It is understood that either party may also disclose the Confidential Information of the other party upon receipt of the written consent to such disclosure by a duly authorized representative of the other party.  It is also understood that notwithstanding other provisions of this paragraph, neither party shall disclose trade secrets of the other party without first obtaining the written consent of the party owning such trade secrets and securing an agreement with the party to whom such disclosure will be made that such trade secrets will be treated as confidential for as long as such trade secrets qualify for protection as trade secrets.  It is further understood that such trade secrets are not to be included in any patent, patent application, or other document that is accessible by individuals not subject to an agreement requiring that the individuals maintain such document in confidence.

7.3                               Nondisclosure of Terms.  Subject to Section 7.5, each of the parties hereto agrees not to disclose the terms of this Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party’s attorneys, accountants, advisors, investors and financing sources and their advisors

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, to the extent required by law, in connection with the enforcement of this Agreement or rights under this Agreement or in connection with a merger, acquisition, financing transaction or proposed merger, acquisition or financing transaction, or the like.

7.4                               Publication of Results.  Any manuscript or other public disclosure by ATMI or IM describing the scientific results of the Alliance to be published within the term of the Alliance Term, or within eighteen (18) months after the end of the Alliance Term, shall be provided to the other party for review at least ninety (90) calendar days prior to its submission.  Further, to avoid the loss of patent rights as a result of premature public disclosure of patentable information, the reviewing party may, within thirty (30) calendar days of receiving such a proposed disclosure, notify the publishing party in writing that the reviewing party desires to file a patent application on any invention disclosed in such scientific results, in which case the publishing party shall withhold publication or disclosure of such scientific results until the earlier of (i) the time the patent application is filed thereon, (ii) the time the parties both determine, after consultation, that no patentable invention exists, or (iii) ninety (90) calendar days after the publishing party received notice of the reviewing party’s desire to file such patent application.  Further, if such scientific results contain Confidential Information of the reviewing party that is subject to the use and nondisclosure restrictions under this Article 7, the publishing party agrees to remove such Confidential Information from the proposed publication or disclosure or obtain the reviewing party’s prior consent for such disclosure.  The provisions of this section are subject to Section 7.5.

7.5                               Compliance with Public Company Disclosure Obligations.  Notwithstanding the provisions of Sections 7.3 and 7.4, if a party is a Public Company (as defined below), such party may disclose from time to time such information regarding the terms of this Agreement and the scientific and other results of the Alliance as such party may reasonably deem to be necessary to comply with its disclosure obligations under applicable U.S. securities law or applicable stock market or NASDAQ Stock Market listing rules; provided, however, that each party shall use commercially reasonable efforts to (i) nevertheless comply with its obligations as set forth in Sections 7.3 and 7.4, or in the event such compliance is not possible, (ii) provide the other party with a draft of the disclosure intended to be made not less than twenty-four (24) hours prior to the intended first public release or filing of such disclosure.  For purposes of this section, “Public Company” shall mean a company that is subject to the reporting requirements of either Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1                               By ATMI.  ATMI represents and warrants that: (i) it has the right and authority to enter into this Agreement, and to fully perform its obligations hereunder; and (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

8.2                               By IM.  IM hereby makes the following representations and warranties:

8.2.1                     Authority.  IM has the right and authority to enter into this Agreement, and to fully perform its obligations hereunder.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8.2.2                     Legal, Valid and Binding Obligation.  This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

8.2.3                     Intellectual Property Rights.  IM owns, or possesses a valid and enforceable license to use, all Intellectual Property Rights licensed to ATMI pursuant to this Agreement (excluding Alliance Technology other than HPC Technology) (for purposes of this Section 8.2.3, “IM Licensed IP”).  IM has full power and authority to license or sublicense, as the case may be, such Intellectual Property Rights to ATMI upon the terms set forth herein, and to IM’s knowledge, the use and practice of such Intellectual Property Rights by the parties in the Field pursuant to and in accordance with the terms of this Agreement will not infringe the Intellectual Property Rights of any Third Party.  IM agrees to defend and hold ATMI harmless from and against all claims, losses, damages, judgments, awards, settlements, costs and expenses (including reasonable attorneys’ fees)  of, arising out of or resulting from  any litigation or proceeding brought by a Third Party alleging infringement of a Third Party’s Intellectual Property Rights relating to the HPC Technology or HPC-Derived Technology; provided that (i) ATMI notifies IM promptly in writing of the claim (provided, however, that the failure to promptly provide notice to IM will not affect IM’s duties or obligations under this Article 8 except to the extent IM is prejudiced thereby); and (ii) ATMI assists and cooperates reasonably with IM, at IM expense, in defending or settling such claim.  IM shall have sole control of the defense and all related potential settlement negotiations, provided that IM shall not enter into any settlement which would materially adversely affect the rights granted to ATMI under this Agreement without ATMI’s express prior written consent.  Notwithstanding the foregoing, IM shall have no liability for any claim of infringement based on or arising from the Alliance Technology, the Agreement Compounds or the use, sale, offer for sale, import or manufacture of Products.  In addition, ATMI shall be entitled to be represented by ATMI’s own counsel at ATMI’s expense.  In the event the IM Licensed IP is held to, or IM believes is likely to be held to, infringe or misappropriate any Intellectual Property Rights of a Third Party, IM shall have the right at its sole option and expense to (i) modify the IM Licensed IP so that it is non-infringing and meets the criteria pre-approved by ATMI; and/or (ii) obtain a license to continue to use IM Licensed IP as licensed hereunder without additional charge to ATMI. The foregoing indemnity states the sole obligations and exclusive liability of IM, and ATMI’s sole recourse and exclusive remedy for any Third Party claim of infringement or misappropriation of an Intellectual Property Right by IM under this Agreement.

8.3                               Disclaimer.  ATMI and IM specifically disclaim any representation, warranty or guarantee that the Alliance Plan or individual CDPs therein, will be successful, in whole or in part.  It is understood that the failure of the parties to successfully develop and commercialize the any technology related to this Agreement shall not constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IM AND ATMI MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGIES DESCRIBED HEREIN OR INFORMATION DISCLOSED HEREUNDER, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9
LIMITATION OF LIABILITY

EXCEPT FOR A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7 AND EXCEPT FOR BREACHES OF ANY LICENSE RESTRICTIONS, OR ANY PAYMENT OBLIGATIONS RESULTING FROM AN INDEMNIFICATION OBLIGATION HEREUNDER, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER, UNDER CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY LOST REVENUE, LOST PROFITS, EQUIPMENT DOWN-TIME, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT FOR A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7 AND EXCEPT FOR BREACHES OF ANY LICENSE RESTRICTIONS, OR ANY PAYMENT OBLIGATIONS RESULTING FROM AN INDEMNIFICATION OBLIGATION HEREUNDER, IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER UNDER THIS AGREEMENT EXCEED THE GREATER OF [*] DOLLARS ($[*]) OR THE AMOUNTS PAID OR PAYABLE BY SUCH PARTY TO THE OTHER PARTY IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM.

ARTICLE 10
TERMINATION

10.1                        Term of Agreement.  The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as provided in this Article 10, shall continue in full force and effect for the Alliance Term, or until the completion of the last active CDP in the Alliance Plan, whichever is latest.

10.2                        Termination for Breach.  Either party to this Agreement may terminate this Agreement or a specific CDP in the event the other party shall have breached or defaulted in the performance of any of its material obligations hereunder, including a CDP, and such default shall have continued for [*] after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such [*] period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of such [*] period.

10.3                        Effect of Termination.  Except as provided in a CDP, upon any termination of this Agreement or a specific CDP, all licenses under the Agreement or the terminated CDP, as applicable, shall terminate, and IM and ATMI shall promptly return to the other all Confidential Information received from the other party related to this Agreement or the terminated CDP except (i) one copy of which may be retained for archival purposes, or (ii) to the extent that such Confidential Information is necessary to practice a continuing license or to which the other party obtained an ownership interest pursuant to Article 4; provided, however that the applicable party  may, at its option, destroy any Confidential Information it is otherwise obligated to return and certify such destruction to the other party.  Except as expressly provided herein, Articles 5, 7, 8, 9 and 11 and Sections 2.8, 4.1, 6.2, and 10.3, shall survive the expiration or termination of this

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Agreement for any reason.  Upon any termination or expiration of this Agreement, the parties, through the Operating Committee, shall meet within one month following determination and finally determine what, if any, potentially patentable inventions may be pursued by ATMI resulting from development then being conducted under an active CDP pursuant to Section 6.1 above.

ARTICLE 11
MISCELLANEOUS

11.1                        Governing Laws.  This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict-of-law principles that would result in the application of the law of any other jurisdiction.

11.2                        Assignment.  Neither party shall assign this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably conditioned, delayed or withheld; provided, however, that either party may assign this Agreement without such consent, to an Affiliate, or to a successor in interest to its business (whether by merger, acquisition, consolidation, change of control, reorganization or sale of substantially all of its assets) and the terms of the Agreement shall continue in effect without modification after such assignment, including without limitation the royalty provisions herein which shall be binding upon any permitted assignee. Any purported assignment without such consent shall be void and of no effect.  Subject to the foregoing sentence, this Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

11.3                        No Implied Licenses.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be created by implication, estoppel or otherwise.  Each party reserves all rights not expressly granted to the other party under this Agreement.

11.4                        Representation by Legal Counsel.  Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party that drafted such terms and provisions.

11.5                        Waiver.  It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

11.6                        Non-Solicitation.  During the Alliance Term and for [*] thereafter, neither IM nor ATMI will individually, or in concert with or through any other person, actively recruit or solicit employment of any scientific or technical personnel of the other party. The foregoing restriction shall not apply to, or be breached by: (i) advertising open positions, participating in job fairs, and conducting comparable activities to recruit skilled or unskilled help from the general public, or responding to individuals contacted through such methods, (ii) responding to unsolicited

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

inquiries about employment opportunities or possibilities from job placement agencies or other agents acting for unidentified principals, or (iii) responding to unsolicited inquiries about employment opportunities from any individual.

11.7                        Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

11.8                        Independent Contractors.  The relationship of the parties hereto is that of independent contractors.  The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.9                        Compliance with Laws.  In exercising its rights under the licenses granted hereunder, and in undertaking the activities outlined in this Agreement, each party shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement including those applicable to the discovery, development, manufacture, distribution, import and export and sale of products based on technology developed pursuant to this Agreement.

11.10                 Export Control Regulations.  Without limiting the parties’ obligations under Section 11.9 above, the rights and obligations of the parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology abroad.  Without in any way limiting the provisions of this Agreement, IM and ATMI agree that each will not export, reexport, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other party hereto if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

11.11                 Patent Marking.  Each party agrees to mark and have their Affiliates and licensees mark all products sold or licensed pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof, and to notify the other party if it becomes aware that the marking of any such product is required.

11.12                 Notices.  All notices, requests and other communications hereunder shall be in writing and shall be hand delivered, or sent by express delivery service with confirmation of receipt, or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail), in each case to the respective address or facsimile number indicated below.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IM: 2865 Zanker Road San Jose, CA 95134		ATMI: 7 Commerce Drive Danbury, CT 06810
Attn:	Chief Executive Officer	Attn:	Chief Legal Officer
Fax:	(408) 416-2301	Fax:	(203) 797-2544

with copy to: Anthony Klein Latham and Watkins, LLP 140 Scott Drive Menlo Park, CA 94025		with copy to:

Any such notice shall be deemed to have been given when received.  Either party may change its address or facsimile number by giving the other party written notice, delivered in accordance with this section.

11.13                 Force Majeure.  Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, act of God, earthquake, flood, lockout, embargo, act of terrorism, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

11.14                 Headings; Construction.  The captions to the several articles and sections hereof are not part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.  As used in this Agreement, the word “including” means “including without limitation.”

11.15                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

11.16                 Dispute Resolution.  Unless otherwise specified in a CDP, if a dispute arises between the parties relating to the interpretation or performance of this Agreement, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.  If such a meeting is requested, it must be held, unless the parties otherwise agree, within [*] calendar days from receipt of such request (the “Request”). If within [*] calendar days after such meeting the parties have not resolved such dispute, the Chief Executive Officers of both parties shall meet within [*] calendar days after the end of such [*] day period to discuss and attempt to resolve the dispute. If the parties have not resolved the dispute within [*] calendar days after the Request, either party may submit such dispute to final and binding arbitration, before a single, mutually-acceptable arbitrator, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  If the parties are unable to select a mutually

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

acceptable arbitrator, AAA shall appoint an arbitrator or provide a method for selection.  Any arbitration proceedings shall be conducted in San Jose, California.  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the parties must expend for discovery.  Each party shall bear its own expenses, including attorneys’ fees, and the parties will share equally the costs and fees of the arbitrator.  The parties shall use all reasonable efforts to complete any arbitration subject to this section within [*] months from the filing of notice of a request for such arbitration.  The parties agree that any award shall not include punitive damages and shall be consistent with the limitation of liability provisions set forth in this Agreement.  The arbitrator shall not have the power to add terms not contained in this Agreement or to refuse to enforce any term.  Judgment upon any decision rendered by the arbitrator may be entered by any court having jurisdiction. The parties undertake and agree that all arbitral proceedings and all information, documentation, materials in whatever form disclosed in the course of such arbitral proceeding shall be deemed Confidential Information hereunder.  Notwithstanding any of the foregoing, either party shall have the right to seek, at its own cost and expense, preliminary and temporary injunctive relief pending resolution of the dispute.

11.17                 Complete Agreement.  This Agreement with its Exhibits, and the Mutual Non-Disclosure Agreement dated as of December 6, 2005 as set forth in Section 7.1, constitute the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect.  No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of ATMI and IM.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

INTERMOLECULAR, INC.		ADVANCED TECHNOLOGY MATERIALS, INC.

By:	/s/	By:	/s/

Title:	President & CEO	Title:	President & C.E.O.

Date:	11/17/06	Date:	November 20, 2006

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A
ALLIANCE PLAN

The Alliance Plan includes the following attached CDPs:

Exhibit A1                  [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A1
[*]

This Collaborative Development Plan  is made as of this 17th day of November, 2006, (“Effective Date”) by and between Advanced Technology Materials, Inc. (“ATMI”) and Intermolecular, Inc. (“IM”) and is subject to and hereby incorporated in the Alliance Agreement between ATMI and IM dated November 17, 2006 (the “Agreement”).  All capitalized terms not expressly defined in this document shall have the meaning set forth in the Agreement.  ATMI and IM are sometimes referred to herein individually as a “party” and collectively as the “parties.”

1.              CDP Field

[*] of semiconductor Integrated Circuits.

2.                                      Business purpose

To collaborate using the HPC Technology, the HPC-Derived Technology, the IM Independent IP and the ATMI Independent Technology to develop specific materials and methods of using such materials, and systems and methods for rapid qualification of materials, as will be further specified in the Development Plan, to increase ATMI’s market share in [*].

The parties intend to perform a comprehensive assessment of the performance of existing ATMI [*] technologies, and up to [*] competing technologies, against [*] requirements for current and future high volume manufacturing of semiconductor Integrated Circuits. As a result of such assessment the parties may identify new or improved means of using or manufacturing the existing ATMI [*] technologies, or develop new [*] Agreement Compounds, Products and or Critical Parameter Sets.

The parties intend that as a result of the above collaboration, IM will license ATMI to make, sell and otherwise commercialize certain Products that ATMI may offer for sale to semiconductor Integrated Circuit Manufacturers (“IC Manufacturers”); that said incremental sales may provide ATMI improved market position, and financial returns; and that ATMI will provide IM a revenue share or royalty on said incremental sales.

The parties also intend that IM may sell services to and license Original Equipment Manufacturers (“OEMs”) or IC Manufacturers to enable either or both to modify or implement systems or methods to use the Products solely as licensed by IM to ATMI pursuant to this CDP; and that IM will provide ATMI either a share of revenue, or a royalty on, any royalties that may be obtained by IM on said licenses.

3.              Objectives

Develop [*] Workflow (“Workflow”) in CDP Phase I, and use the Workflow in Phases I and II for the purposes described in Section 2.  The parties intend that the Workflow may also be used in an approximately concurrent [*] CDP to be agreed upon separately in writing by the parties, provided however that neither party shall have an obligation to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 1

pursue a [*] CDP if the parties do not execute such a CDP within 60 days of the Effective Date.

The specific deliverables resulting from this CDP, including the CPS, TFS and the specifications for any Products, will be listed in the Development Plan.  The Development Plan will also list the anticipated Lead Compounds and any related potential Derivative Compounds that will be commercialized pursuant to this CDP.

4.                                      Estimated CDP Duration

Total Duration:	[*]

CDP Phase I:	[*]

CDP Phase II:	The remainder of the [*] period, extendable by mutual agreement, subject to Section 13 below.

5.                                      Activities

5.1.                              Research & Development.

CDP Phase I:	Develop and harden a Workflow for application in CDP Field

CDP Phase II:	Use Workflow in the CDP Field to meet commercial objectives.

5.2.                              Sales & Marketing.

CDP Phase I:	Market Share growth study and plan

CDP Phase II:	Execute Market Share growth plan

6.                                      Collaborative Development Program

Subject to the terms and conditions set forth herein, ATMI and IM will conduct the Collaborative Development Program in accordance with an agreed upon written plan describing the development activities to be conducted by each party and the anticipated characteristics and properties of the developed technologies (the “Development Plan”).  A draft version of the Development Plan is attached hereto as Annex 2; the ATMI and IM Project Managers shall collaboratively and by mutual agreement develop and document the complete initial Development Plan within [*] of the Effective Date of this CDP. The Development Plan may be updated from time to time, subject to mutual written agreement of the parties and when agreed upon will be incorporated into this CDP, superseding or supplementing the previous Development Plan.  For clarity, IM HPC Systems will only be used per the Development Plan pursuant to this CDP, or as may otherwise be agreed by the parties in subsequent revisions of the Development Plan, or by written agreement, e.g. subsequent CDPs in other Fields.  Each party will commit the necessary resources in equipment, facilities and personnel to complete its respective tasks in accordance with the Development Plan, including the resources listed in Annex 2.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 2

Except as stated in Annex 2 and as set forth below, IM and ATMI will each bear their respective costs associated with the Collaborative Development Program.  The parties are committed to Phase I of the Collaborative Development Program without right of termination, except for breach as consistent with Section 10.2 of the Agreement.

7.                                      Management

ATMI Project Manager:          [*]

IM Project Manager:               [*]

Either Party may change its project manager with prior notice to the other Party.

8.                                      CDP Fees

8.1.                              FTEs.

ATMI will pay IM for each IM FTE to perform work on the Collaborative Development Program.  The minimum dedicated FTE unit will equal one month, at a rate of [*] dollars ($[*]) per month.

.

8.2.                              Workflow Infrastructure Development Costs.

IM will bear [*]% of the Direct Program Cost incurred in developing a Workflow pursuant to the CDP.  ATMI will bear [*]% of such costs, which will not exceed $[*] for this CDP.  For the purposes of this CDP “Direct Program Cost” shall mean all non-labor costs incurred in the execution of this CDP, including but not limited to engineering materials, Workflow components such as IM HPC Systems and subsystems (including but not limited to processing, characterization and informatics components), and outsourced or contracted services (including but not limited to third party metrology or characterization services).  In addition, ATMI will supply all materials at no cost to IM that are required for execution of the CDP, including but not limited to ATMI Products, Agreement Compounds and other materials and wafers.

8.3.                              Workflow Fees.

Annex 1 contains a preliminary description of the proposed Workflow, which will be developed or integrated for the purposes of this CDP and which may also be used for an approximately concurrent [*] CDP, per Section 3.  Within [*] of the conclusion of Phase I, the parties shall discuss the need, timing and terms of use for the transfer of certain IM primary and secondary HPC screening subsystems to an ATMI facility, under a subscription agreement. Under such a mutually agreed subscription agreement (i) the Workflow at ATMI may include existing ATMI equipment, as may be determined by mutual agreement of the parties; (ii) the cost of manufacturing the IM primary and secondary HPC screening subsystems that would be transferred to ATMI would be paid solely by IM; (iii) the fee payable by ATMI to IM for both IM primary and secondary

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 3

HPC screening subsystems, as proposed, would not exceed $[*] for the [*] of the subscription agreement; (iv) said monthly fee does not include a fee for IM FTEs, which would be charged separately, at least two of which would be required to be on-site at ATMI for the duration of the subscription agreement, as a condition of that subscription agreement; (v) the subscription agreement would be extendable by mutual agreement after the [*].

8.4.                              Estimated CDP Phase I Cost.

IM FTEs required:	[*] FTEs, which FTEs may also be applied to an approximately concurrent [*] CDP per Section 3; FTEs to be located at IM

ATMI FTEs required:	[*] FTEs; to be located primarily at ATMI.

Duration:	Between [*] and [*]

IM FTE Fee:	Between $[*] and $[*]

Direct Program Cost:	Not to exceed $[*], which amount may also be applied to an approximately concurrent [*] CDP, per Section 3.

Total Phase I Cost:	Between $[*] and $[*]

8.5.                              Estimated CDP Phase II Cost.

IM FTEs required:

[*] FTEs, which FTEs may also be applied to an approximately concurrent [*] CDP per Section 3; FTEs to be located primarily at IM, and or at ATMI if the parties agree to the transfer of certain IM primary and secondary HPC screening subsystems under the terms of a subscription agreement.

ATMI FTEs required:

[*] FTEs; to be located primarily at ATMI, if the parties agree to the transfer of certain IM primary and secondary HPC screening subsystems under the terms of a subscription agreement, or if the parties agree, at IM.

Duration:	Remainder of the [*] term; extendable by mutual agreement

IM FTE Fee:	Between $[*] and $[*]

Subscription Fee:

If the parties agree to the transfer of certain IM primary and secondary HPC screening subsystems under the terms of a subscription agreement, the fee for the Workflow HPC subsystems as proposed would be between $[*] and $[*]. Such subscription fee may also be applied to and approximately concurrent [*] CDP, per Section 3.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 4

Total Phase II Cost:	Between $[*] and $[*]

Following CDP Phase II, and if the parties have previously agreed to the transfer of certain IM primary and secondary HPC screening subsystems under the terms of a subscription agreement, the parties will discuss whether ATMI will need continued use of IM HPC Systems for continued commercialization purposes pursuant to this CDP; and if so, the parties may extend Phase II pursuant to Section 3 above.

9.                                      Workflow Description

See Annex 1

10.                               Technology Provided

10.1.                        By ATMI.

ATMI Independent Technology and Intellectual Property Rights related to ATMI’s products in the CDP Field, as further set forth in the Development Plan.  ATMI shall provide, for example, Products, base components of the existing [*] products, methods for the use of those products or their base components, and any other technology background necessary for someone skilled in the art to understand and assess the formulations and their use by IC manufacturers for [*].  ATMI may also provide certain existing ATMI metrology capabilities in support of the CDP including, for example, inspection of CDP wafers using AIT inspection systems at ATMI’s [*] facility.

10.2.                        By IM.

IM Independent IP related to HPC Technology and HPC-Derived Technology, as well as to Integrated Circuit materials, processes, equipment and device technology, as further set forth in the Development Plan.  IM shall provide, for example, an HPC Workflow consisting of processing, characterization and informatics elements suitable for the purposes of this CDP; license to certain combinatorial technologies pursuant to the agreement between IM and [*]; and license to test plans and algorithms provided by [*], for use with the test wafers sold by [*].  For clarity, the parties agree that test wafers obtained from [*] shall be the only commercial test wafers to be used for development in this CDP, and that the electrical tests to be done with such wafers in the course of the CDP shall be limited to [*] and [*].

11.                               Ownership and Licenses

11.1.                        Ownership

As between the parties, ATMI shall own all right, title and interest in and to the ATMI Independent Technology provided for the purposes of this CDP, and to any Materials Manufacturing Technology developed in this CDP.  IM agrees to assign to ATMI in the future all of its right, title and interest in and to any Materials Manufacturing Technology developed in this CDP. As between the parties, IM shall own all right, title and interest in and to any IM Independent IP provided for the purposes of this CDP, and shall also own

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 5

all right, title and interest in and to Alliance Technology, excluding any Materials Manufacturing Technology developed in this CDP.  ATMI agrees to assign to IM in the future all of its right, title and interest in and to any Alliance Technology, excluding Materials Manufacturing Technology.  All rights not expressly granted pursuant to this CDP are reserved.

11.2.                        License Grants to ATMI

Subject to the terms and conditions of the Agreement and this CDP, IM grants ATMI a worldwide, non-transferable, royalty-bearing, exclusive license, with right of sublicense as set forth below, in the CDP Field set forth herein, under and to the applicable Alliance Technology, but excluding HPC Technology, necessary to develop, make, have made, import, export, sell, offer for sale, and/or otherwise commercialize the [*] Products that result from execution of the Development Plan of Section 6 of this CDP or developed pursuant to Section 18 of this CDP.  Subject to the terms and conditions of the Agreement and this CDP, ATMI may grant and authorize sublicenses under the rights granted above to Third Parties and to its Affiliates.

11.3.                        Sublicensing

Notwithstanding the exclusivity of the license granted above, IM may continue to engage in any activities required to achieve the intent of this CDP.  In addition, as a further exception to exclusivity, IM may grant and authorize sublicenses in the CDP Field to Alliance Technology, excluding Materials Manufacturing Technology, to IC Manufacturers and OEMs solely for the purpose of enabling either or both to use ATMI [*] Products licensed by IM to ATMI in the CDP Field for purposes of achieving the commercialization objectives for IM set forth in this CDP; provided that the terms of each such sublicense shall be consistent with the terms of this CDP.  Any sublicenses granted by IM pursuant to this Section 11.3 shall be subject to the revenue sharing and royalty provisions set forth in this CDP.  Each party shall remain responsible to the other party for all applicable financial and other obligations under this Agreement and the applicable CDP for each such sublicensee, including without limitation royalty payments due to the other party hereunder with respect to sales of Products, or the licensing of Intellectual Property, by any such sublicensee.

11.4.                        Respective Rights.

For clarity, the parties intend that as between the parties, IM will be the sole licensor to any IC Manufacturers and OEMs of any Alliance Technology other than Products and or Materials Manufacturing Technology developed pursuant to this CDP, and ATMI will be the sole licensor in the CDP Field to any IC Manufacturers, OEMS or to any stand-alone third-party materials manufacturers, of any Products developed and licensed by IM to ATMI pursuant to this CDP and or Materials Manufacturing Technology.

11.5.                        License Grants to IM

Subject to the terms and conditions of the Agreement and this CDP, ATMI grants IM (a) a worldwide, non-exclusive, non-transferable, royalty-free license under and to the ATMI

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 6

Independent Technology solely to the extent necessary for IM to carry out its obligations under all phases of this CDP, and (b), to the extent that the Alliance Technology infringes any Intellectual Property Rights retained by ATMI in the ATMI Independent Technology or in the Materials Manufacturing Technology, a worldwide, non-exclusive, non-transferable, perpetual, irrevocable license to license and provide Alliance Technology (excluding Products and or Materials Manufacturing Technology) to any IC Manufacturers and OEMs solely to the extent necessary for IM to carry out its commercialization objectives as set forth in this CDP.  This license will be royalty free for use of the infringing Alliance Technology outside the CDP Field for continued internal research and development purposes by IM, and fee-bearing at rates or revenue share percentages to be agreed for commercialization licenses of infringing Alliance Technology outside the CDP Field.

12.                               Products and Commercialization Rights

Pursuant to this CDP and in this CDP Field only, ATMI may sell licensed [*] Products to IC Manufacturers, or sublicense semiconductor IC Manufacturers to make and use licensed [*] Products and or use Materials Manufacturing Technology, or license third parties to make and or distribute licensed ATMI [*] Products and or use Materials Manufacturing Technology.

Pursuant to this CDP, IM may sell services and or licenses to OEMs and IC Manufacturers for the purpose of enabling either or both to use ATMI [*] Products licensed by IM to ATMI.  In the case that an IC Manufacturer does not wish to procure from ATMI the [*] Products licensed by IM to ATMI, then the parties may elect to follow the procedure in Section 2.5 of the Agreement.  IM agrees that it would only license the [*] Products directly to any such IC Manufacturer with ATMI’s prior approval.

13.                               Exclusivity

13.1.                        Minimum Volumes.

There will be no requirement for Minimum Volume under this CDP to maintain exclusivity.

13.2.                        IM Activities outside of this CDP.

13.2.1. Exclusivity within CDP Field

During the time that ATMI has exclusivity pursuant to this CDP, IM shall not contract with an ATMI direct materials competitor in the CDP Field, absent separate written agreement with ATMI.

13.2.2. Third Party Activities

IM, in a development program with a Third Party  outside of the CDP Field, may determine that a specific Product, or an Agreement Compound within a TFS, created

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 7

pursuant to this CDP may have efficacy for an application outside the CDP Field (“Third Party Opportunity”).  IM will promptly notify ATMI and the Operating Committee of any such Third Party Opportunity and, if ATMI so chooses, IM will use all reasonable efforts to engage ATMI as the materials vendor for that program.  IM agrees that it will not use the said Product or Agreement Compound outside the CDP Field with a materials vendor who is a direct competitor of ATMI, or otherwise, without agreeing to pay ATMI reasonable compensation for IM’s use of the Product and or Agreement Compound outside the CDP Field.  The Operating Committee shall meet promptly after notification by IM to determine, for the specific IM development program with a Third Party, reasonable compensation by IM to ATMI.  Disagreement of the Operating Committee regarding such compensation may be submitted for escalation to the chief executive officers of the parties pursuant to the Agreement.  If such escalation does not result in a mutually agreed compensation plan, then the revenue share or royalty amounts may be decided by an arbitrator as expressly set forth in this CDP.

14.                               Revenue Share or Royalties

14.1.                        Royalties on ATMI Product Sales.

ATMI, ATMI Affiliates and ATMI Licensees will Pay IM royalties or a revenue share for all ATMI Product sales and or royalties or a revenue share from ATMI licenses for the making, using and selling of Products within the CDP Field, as authorized by this CDP, according to ATMI’s royalty rate defined in Section 14.3.  For clarification, ATMI licenses shall exclude service fees, equipment sales, software sales, and other non-royalty fees from licenses, paid by third parties to ATMI in the CDP Field.  In addition, grants or development fees from government agencies will also be excluded from royalties on ATMI licenses.

14.2.                        Royalties on IM Licenses.

IM will pay ATMI royalties for all IM Licenses within the CDP Field which incorporate Alliance Technology developed pursuant to this CDP, according to IM’s royalty rate defined in Section 14.3.  For clarification, IM Licenses shall exclude CDP fees, HPC subscription fees, equipment sales, software sales, and other non-royalty fees from licenses, paid by third parties to IM in the applicable CDP Field(s).  In addition, grants or development fees from government agencies will also be excluded from royalties on IM Licenses.

14.3.                        Royalty rates.

Each party agrees to pay the other party [*] percent ([*]%) of the CDP Direct Gross Margin it receives from the sale or license of Products under this CDP in accordance with the provisions of Section 5 of the Agreement.  This amount may be recalculated on an annual basis pursuant to Annex 3 of this CDP.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 8

14.4.                     Reporting of monthly activities.

Within four days of the end of each month, both parties will report Direct Revenue recognized during the prior month, multiplied by the agreed upon royalty rate defined in Section 14.3, and the resulting payment due.  On a [*] basis, the cumulative amounts due will be netted, and the resulting balance due will be paid from one party to the other within 30 days of the end of the [*].

14.5.                     Pricing.

Each party will have sole discretion to set the price of its own products.

14.6.                     Royalty obligations limited.

Termination of either the Agreement or a CDP for confirmed material breach by either party shall result in immediate termination of the licenses and subsequent royalty obligations defined in this CDP.

15.                               Sales & Marketing

The parties agree to develop and maintain a jointly defined and mutually agreed Sales & Marketing Plan which will guide how parties will collaborate to develop a Sales & Marketing Strategy for the developed technology, and how parties will collaborate to perform certain Sales and Marketing activities.

15.1.                     Existing Customers.

ATMI will define, develop and maintain the Product Sales & Marketing Plan for the sale or licensing of Products to ATMI’s existing [*] customers, after reviewing and consulting on such a plan with IM on a mutually agreeable schedule.

15.2.                     New Customers.

ATMI and IM shall jointly define, develop and maintain the Product Sales & Marketing Plan for the sale of Products and the licensing of Alliance Technology, excluding HPC Technology and Materials Manufacturing Technology, to each new [*] customer, on a case by case basis. The parties understand and acknowledge that careful and timely development and execution of such a Plan for new customers is critical to the commercial success of both parties under this CDP.

16.                               Payment

ATMI will pay the specific costs for the work set forth in Annex 2, Development Plan. Additional specific costs may be set forth in the Development Plan for any successive phases of the CDP prior to the completion of the previous phase.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 9

17.                               Third Party Intellectual Property.

If either party intends to use third party technology or sublicense third-party Intellectual Property Rights, then it will list such third party technology or Intellectual Property Rights below or in the Development Plan.

ATMI:  Some of the [*] technology and [*] technology may include technology that is proprietary to and licensed from [*].

IM:  Some of the HPC Technology is proprietary to and licensed from [*].  Some of the electrical test technology is proprietary to and licensed from [*].

18.                               New Developments.

18.1.                    Opportunities in a New Field.

Each party affirms and commits that the first priority for investigation and development under this CDP shall be to meet its obligations described above.  However, the parties acknowledge that during Phase I or Phase II, but not to exceed [*] after the completion of Phase I development under this CDP, the parties may become aware of one or more development possibilities relating to the proposed Products, Agreement Compounds or Alliance Technology, excluding HPC Technology and or Materials Manufacturing Technology, for application in a field outside the CDP Field (“New Field”).  To best take advantage of these potential technology development or commercialization opportunities (“Opportunities”), the parties agree to adopt the following process for analyzing and dispositioning these Opportunities:

18.1.1.           Proposals.

In addition to the Change Order process set forth in the Agreement, during and up to the end of Phase I or during and up to the end of Phase II, but not to exceed [*] after the completion of Phase I, either or both parties may propose to the Operating Committee new or additional Opportunities conceived during the initial phase of this CDP that may be used for additional applications in a New Field (“Proposal”).  Any proposals for additional applications in the existing CDP Field will be determined pursuant to the Change Order process set forth in Section 2.7 of the Agreement.  Each Proposal must be in writing and must include at least the following: (i) the proposed Critical Parameter Set for the Agreement Compounds or Products and the use of such Agreement Compounds or Products in a specific field or application, (ii) objective data to quantify the feasibility of development and commercialization of the Agreement Compounds or Products underlying the proposed CPS in the application field, (iii) a quantifiable, objective preliminary assessment of the market opportunity for the proposed development or commercialization effort outlined in the proposed CPS in the proposed application field; and (iv) a preliminary cost and time estimate for development and commercialization.  For purposes of clarity, the specific cut-off date for the submission of proposals pursuant to this Section 18 shall be [*] after the end of Phase I or Phase II, but not to exceed [*] after the completion of Phase I, and after such date neither party may make new Section 18.1 proposals; nevertheless, in the course of the review process provided for in Section

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 10

18.1.1, the terms of any Proposal (as defined below) may be modified or supplemented and any such modified or supplemented proposal shall be considered to be timely delivered hereunder.

18.1.2.           Review Process.

The Operating Committee will meet and review all such Proposals within [*] after the end of Phase I or Phase II, but not to exceed [*] after the completion of Phase I development under this CDP.  Proposals which by mutual agreement meet the criteria defined in Section 18.1.1 will be identified as “Valid Proposals.”

(a)                                 Valid Proposals shall be reviewed, discussed and decided upon as a whole by the Operating Committee within [*] after the end of Phase I, or of Phase II, but not to exceed [*] after the completion of Phase I development under this CDP.  Determination by the Operating Committee and by the parties of whether a proposal constitutes a Valid Proposal will be made in good faith based on the technical and commercial feasibility of the proposal.  An affirmative decision of the Operating Committee regarding specific Valid Proposals may result in an extension of the existing CDP, the creation of additional CDPs, or the agreement that a party may proceed independently of the alliance to develop the application; with new CDP Field definitions, development resource and timeline commitments, subscriptions for use of IM HPC Systems (if applicable), CDP fees, revenue sharing terms or royalties, and other terms to be agreed upon in writing by the parties. Disagreements of the Operating Committee regarding Valid Proposals may be submitted for escalation to the chief executive officers of the parties pursuant to the Agreement.  If after escalation from the Operating Committee to senior management of the parties pursuant to the Agreement, the parties cannot in good faith agree on whether a specific proposal constitutes a Valid Proposal, either party may submit the determination of whether a proposal constitutes a Valid Proposal to arbitration as set forth in the Agreement.  If the parties agree that a Valid Proposal has been presented, but do not agree on cooperating for that Valid Proposal and do not agree on royalty or revenue share terms for one party to proceed independently, then a determination of the revenue share or royalty amounts may be decided by an arbitrator as expressly set forth in the arbitration provision set forth in Section 21 below.

(b)                                 proposal that is not a Valid Proposal, once so identified, shall not be further considered in the Review Process for this CDP, and no default licenses will be granted and no default revenue sharing or royalty terms will apply for such Proposals.

18.1.3.           Agreement Compounds or Products in a New Field.

For Valid Proposals for the application of Agreement Compounds or Products in a New Field, the parties agree to use all reasonable efforts to negotiate an agreement for the development and commercialization of those Opportunities.  If the parties cannot agree on a particular Valid Proposal, then the provisions of Section 18.1.5 shall apply.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 11

18.1.4.           Agreement Compounds or Products inseparably tied to other Alliance Technology.

For Valid Proposals which consist of Agreement Compounds or Products inseparably tied to other Alliance Technology, excluding HPC Technology and or Materials Manufacturing Technology, for application in a New Field, IM shall propose to ATMI one or more CDPs to develop and commercialize those Opportunities.  If the parties cannot agree on the terms of the one or more new CDPs following reasonable, good faith negotiations, then the provisions of Section 18.1.5 shall apply.

18.1.5.           Provisions on Disagreement between the Parties Regarding Valid Proposals.

If the parties cannot agree on a particular Valid Proposal and the terms associated with that proposal pursuant to the review process set forth above, the following terms shall apply to such Valid Proposals:

(a)                                 ownership of any inventions, discoveries, data, know-how, materials, compounds, sequences of compounds, methods, processes, or technology shall be determined as set forth in this CDP;

(b)                                 ATMI shall have a non-exclusive, non-transferable, fee-bearing license to commercialize any Agreement Compounds or Products specified in an ATMI Valid Proposal, limited to the New Field specified in the applicable proposal, and for such an ATMI Valid Proposal (i) IM shall not actively and intentionally seek to sell CDP agreements to ATMI’s direct materials competitors for the same applications in the same New Field, and (ii) ATMI may at a later time purchase exclusivity for this license from IM as set forth in Section 18.2.2 below;

(c)                                  no use of HPC Technology, IM Independent IP or Alliance Technology (other than any Alliance Technology, excluding HPC Technology, specified in the Valid Proposal and or specific Alliance  Technology mutually agreed upon by the parties at a later date necessary to commercialize the licensed Agreement Compounds or Products in a manner consistent with the Valid Proposal) may be made by ATMI to develop or commercialize the Valid Proposal without the prior written approval of IM and payment of any applicable subscription or other fees; ATMI will receive no right to use IM’s HPC Systems for any development or commercialization of a Valid Proposal absent separate written agreement with IM;

(d)                                 royalties shall be as described in Section 14 of this CDP;

(e)                                  ATMI shall offer IM a limited right of first negotiation for no more than [*] days following receipt of a customer opportunity to provide process or materials integration or HPC Technology services to potential customers of the Products developed by ATMI regarding the Materials specified in the Valid Proposal;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 12

(f)                                   IM shall offer ATMI a limited right of first negotiation for no more than [*] following receipt of a customer opportunity to provide Materials to potential IM customers regarding the processes or other Alliance Technology specified in the Valid Proposal; and

(g)                                  Unless IM grants ATMI rights pursuant to subsection (b) and (c) above, IM shall have exclusive rights to commercialize any Alliance Technology, excluding Materials Manufacturing Technology, that is specified in the Valid Proposal, limited to the field specified in the applicable proposal.

18.2.                    Exclusivity for New Developments

18.2.1.           General.

If ATMI makes a Valid Proposal for additional development and commercialization pursuant to this Section 18, and the parties do not agree on a development and commercialization plan based on that proposal, and ATMI elects to pursue the development and commercialization independently as set forth herein, then ATMI may elect to purchase exclusivity for the license and use of Agreement Compounds or Products for that Valid Proposal.  The price for exclusivity will be agreed upon by the parties on a case-by-case basis depending, among other considerations, on the duration of exclusivity desired by ATMI, proposed application, and ATMI’s independent development and commercialization efforts.

18.2.2.           Subsequent purchase of exclusivity for a new CDP field.

If in the case described by 18.1.5(b), and through no active and intentional effort of IM, a direct materials competitor of ATMI requests IM to collaborate on a CDP which conflicts with an ATMI Valid Proposal, IM shall promptly notify ATMI in writing of such request.  ATMI shall then, within [*] days following receipt of the notice, have the right but not the obligation to negotiate with IM to convert the non-exclusive license to an exclusive license for a new CDP field.  The price for exclusivity will be agreed upon by the parties on a case-by-case basis depending, among other considerations, on the duration of exclusivity desired by ATMI, proposed application, and ATMI’s independent development and commercialization efforts.  If the parties cannot agree on the terms for such a conversion, and if IM subsequently engages in that CDP with ATMI’s direct materials competitor, then the parties agree as follows:

(a)                                 ATMI shall continue to have a non-exclusive, non-transferable, fee-bearing license to commercialize any Products and or Agreement Compounds, or derivatives specified in the applicable ATMI Valid Proposal, limited as before to the New Field specified in the applicable proposal;

(b)                                 IM shall have no right to use the Products and or Agreement Compounds, or derivatives, specified in the applicable ATMI Valid Proposal, in that CDP with ATMI’s direct materials competitor, absent separate written agreement with ATMI;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 13

(c)                                  the royalty rates in Section 18.1.5 (d) will cease to apply to the applicable Valid Proposal;  absent agreement on the terms for such an exclusivity conversion [*] days following notification by IM to ATMI, the parties agree as follows:

The royalty rate paid by ATMI to IM henceforth will be [*]% of ATMI’s associated Direct Revenues.

The royalty rate paid by IM to ATMI henceforth will be [*]% of IM’s associated Direct Revenues.

For the purposes of this CDP, the following definitions will apply:

“Direct Revenues” means revenue directly resulting from the Sale of Products, as defined under US GAAP for shipped goods, or licensing rights related to the use of Products developed under this CDP.

“Sale of Products” means Product sales or license revenues from sublicenses of Products developed under this CDP resulting from use of Alliance Technology developed under this CDP and as defined under US GAAP for revenue recognition.

18.3.                     Additional Development Proposals.

Either party may at any time make proposals for additional development and commercialization opportunities outside of the process described in this Section 18, but if the parties do not agree, then no default licenses will be granted and no default revenue sharing or royalty terms will apply.

18.4.                     Additional Commercialization Proposals.

Either party may at any time make proposals for additional commercialization of opportunities which use an Agreement Compound or Product developed pursuant to this CDP, but which do not require further development using HPC Technology, outside of the process described above in this Section 18.  If the parties do not agree, then (i) IM shall grant ATMI a worldwide, non-transferable, royalty-bearing, non-exclusive license, with right of sublicense as set forth below, in any field within the Field described in the Agreement, under and to the applicable Alliance Technology, but excluding HPC Technology, necessary to develop, make, have made, import, export, sell, offer for sale, and/or otherwise commercialize the Agreement Compounds or Products developed in this CDP, (ii) ATMI shall grant IM a worldwide, non-transferable, royalty-bearing, non-exclusive license, with right of sublicense as set forth below, in any field within the Field, under and to the applicable ATMI Independent IP and  Materials Manufacturing Technology developed during the course of this CDP and necessary to license and provide Alliance Technology (excluding Agreement Compounds or  Products, and in the CDP Field, Materials Manufacturing Technology) to any IC Manufacturers and OEMs and (iii) each party agrees to pay the other party [*] percent ([*]%) of the Direct Revenues it receives from the sale or license of such Agreement Compounds or Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 14

Subject to the terms and conditions of the Agreement and this CDP, ATMI may grant and authorize sublicenses under the rights granted above to Third Parties and to its Affiliates.

19.                               Intellectual Property Procurement and Enforcement

Notwithstanding Section 6.1.2 of the Agreement, in the event that IM decides not to pursue patent protection for Products or features of Products, and notifies ATMI via the Operating Committee that it will not seek patent protection for a particular Product, ATMI shall have the opportunity, at its own expense, to pursue and maintain such patent protection based on detailed written submissions to the Operating Committee, including the right to file and prosecute patent applications covering such Products or features of Products, and to maintain any patents resulting therefrom.  All patent applications, patents, and Intellectual Property Rights resulting from ATMI’s election under this provision shall be solely owned by ATMI as ATMI Independent Technology, subject to a non-exclusive, royalty-free, perpetual and irrevocable grant-back license to IM, without right of sublicense, to IM under the resulting patent(s) to make, have made, use, offer to sell, sell and import products; provided, however, that any such grant back license shall be subject to any exclusivity, revenue share and royalty provisions agreed upon by the parties for that CDP Field.  IM agrees to promptly provide notice to ATMI of any decision not to pursue patent protection for Products or features of Products or as required under Section 7.4 of the Agreement.  ATMI agrees that, before proceeding with filing or prosecuting patents for any such inventions, at the next possible Operating Committee meeting the parties shall discuss and use all reasonable efforts to agree on a course of action for protection of the inventions, including trade secret protection.

20.                               Effect of Termination

Pursuant to Section 10.3 of the Agreement, Section 11.1 and any existing payment obligations shall survive the expiration or termination of this CDP for any reason.  The licenses granted under the Agreement applicable to this CDP and granted in this CDP, including limited use restrictions pursuant to Section 4.5 of the Agreement, will be extended past the expiration of this CDP and the Agreement on the same royalty and revenue share terms, provided that there has been no material breach of this CDP or the Agreement resulting in the termination of this CDP or the Agreement.

21.                               “Baseball” Arbitration

Notwithstanding Section 11.16 of the Agreement, in the event that the parties cannot agree after escalation to their respective chief executive officers to a default royalty or revenue share amount for a Section 18.1 proposal within the ranges specified in this CDP, then the dispute shall promptly be submitted to final and binding arbitration, before a single, mutually-acceptable arbitrator, conducted in accordance with the Commercial Arbitration Rules of AAA, solely for determination of the default royalty or revenue share amount.  If the parties are unable to select a mutually acceptable arbitrator, AAA shall appoint an arbitrator or provide a method for selection.  Any arbitration proceedings shall be conducted in San Jose, California. Each party shall bear its own expenses, including attorneys’ fees, and the parties will share equally the costs and fees of the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 15

arbitrator.  Prior to the actual arbitration hearing, each party shall provide the arbitrator a written proposal of a revenue share or royalty percentage, whether within the range set forth in this CDP or otherwise, that such party believes to be fair to both parties in the circumstances.  The arbitrator must render a written decision within ten (10) days of the hearing in favor of one party’s proposal or the other, without modification.  The arbitrator must determine the prevailing party by assessing the proposal, its conformance with the requirements of Section 18, and its fairness in light of the relevant Intellectual Property Rights, technology contributions, and development and commercialization costs and expenses of each party, as well as the potential markets for the proposed application and whether third party Intellectual Property Rights, development efforts, commercialization efforts or investment is required to commercialize the proposed application.  The parties shall use all reasonable efforts to complete any arbitration subject to this section within three (3) months from the filing of notice of a request for such arbitration. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction. The parties undertake and agree that all arbitral proceedings shall be kept confidential, and all information, documentation, materials in whatever form disclosed in the course of such arbitral proceeding shall be used solely for the purpose of those proceedings.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

INTERMOLECULAR, INC.		ADVANCED TECHNOLOGY MATERIALS, INC.

By:	/s/	By:	/s/

Title:	President & CEO	Title:	President & C.E.O.

Date:	11/17/06	Date:	November 20, 2006

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 16

ANNEX 1 TO EXHIBIT A1

DESCRIPTION OF PROPOSED WORKFLOW

[*] Collaborative Development Program (and Optional [*] CDP)

Screening Tier	Workflow Element (WFE) Req’d.	Type	CDP as Defined (By & Location)	If Subscription Agreement Executed (By & Location)	Comment
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Annex 1 to Exhibit A1 Page 1

ANNEX 2 TO EXHIBIT A1
DEVELOPMENT PLAN

(To be finalized by Parties)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ANNEX 3 TO EXHIBIT A1
CALCULATION OF CDP DIRECT GROSS MARGINS

On [*] basis, but no less than [*] prior to the end of the calendar [*], the parties agree to (a) jointly forecast, for the remainder of the Alliance Term (or other term as the parties may mutually agree, but in no case less than [*]) CDP Direct Gross Margin and any other CDP-related revenues described below; (b) use the joint forecast to calculate and mutually agree on royalty percentages for the subsequent calendar [*] to achieve an equal share of the CDP Direct Gross Margin; (c) apply such royalty percentages during the subsequent year as calculated by the agreed upon CDP Direct Gross Margin and stated as a percentage of direct revenues.

For purposes of this CDP, the following terms will have the meanings set forth below:

CDP Direct Gross Margin — The CDP Direct Gross Margin will be the result of the Direct Revenues less Direct Costs derived from Alliance Technology, excluding HPC Technology and Materials Manufacturing Technology, pursuant to a CDP.

Direct Revenues - Revenue directly resulting from Alliance Technology, excluding HPC Technology and Materials Manufacturing Technology, developed under a CDP and as defined under US GAAP for shipped goods.

Sale of Products — Product sales resulting from use of Alliance Technology, excluding HPC Technology and Materials Manufacturing Technology, developed under a CDP and as defined under US GAAP for revenue recognition.

Licensing of Alliance Technology — License revenue resulting from Alliance Technology, excluding HPC Technology and Materials Manufacturing Technology, developed under a CDP and as defined under US GAAP for revenue recognition.

Direct Costs

Direct costs to produce products sold — the variable and incremental cost of the product sold, reported in cost of goods sold, as defined under US GAAP (ATMI Comment:  the parties should do whatever is within US GAAP.  This could include material cost, variable manufacturing cost, and third-party contract manufacturing cost.  Any allocation of variable costs will be determined on a reasonable basis and agreed to by both parties in writing.  In general, indirect or fixed costs, including general overhead, provisions and reserves will be excluded from direct costs, unless agreed to by both parties in writing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Direct distribution costs of products sold — the cost of the distribution of product sold, reported in costs of goods sold, as defined under US GAAP.  This may include shipping, shipping material, duty, and other direct logistics costs.  Any allocation of variable costs will be determined on a reasonable basis and agreed to by both parties in writing.  In general, indirect or fixed costs, including general overhead, provisions and reserves will be excluded from direct costs, unless agreed to by both parties in writing.

Direct third party royalty / license costs - the variable cost of amounts due to a third party for licensed technology or intellectual property included in or infringed by the Alliance Technology and / or related to products sold, as defined under US GAAP.  In general, indirect or fixed costs, including general overhead, provisions and reserves will be excluded from direct costs, unless agreed to by both parties in writing.

Other direct costs - other direct costs as the parties may mutually agree.

All other costs are excluded.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.